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                                                                   Exhibit 10.18

April 5, 1996



Mr. Mark Goldston
The Goldston Group
2049 Century Park East, Suite 1100
Los Angeles, California 90067

Dear Mark:

     Einstein Bros. Bagels, Inc. (the "Company") is pleased to confirm its offer to employ you as its President and Chief Executive Officer. We contemplate that you will commence employment with the Company on or about the date of this letter.

     Your compensation for this position will have three components: base salary, bonus and stock options. Your annual base salary will be $360,000, subject to periodic review by the Board of Directors of the Company. You will receive a bonus of $400,000 for fiscal year 1996, payable in periodic installments during fiscal year 1996, and you will be eligible for a $400,000 bonus for fiscal year 1997, the receipt of which will be based upon the achievement of mutually agreed upon reasonable performance goals.

     As part of your compensation you will also receive an initial grant of options under the Company's Amended and Restated 1995 Stock Option Plan (the "Plan") to purchase 506.8 shares of common stock at an exercise price of $2,367.80 per share (or assuming that the Company declares a 290:1 stock split prior to and in connection with a public offering, 146,971 shares of common stock at an exercise price of $8.165 per share). This initial $1,200,000 grant will represent your annual grant for fiscal year 1996. Beginning in fiscal year 1997, you will receive an annual grant of options under the Plan (or a successor plan) to purchase, at a minimum, that number of shares of common stock of the Company that have an aggregate exercise price of $800,000. The initial option grant and all subsequent option grants will be subject to the terms and conditions of the Plan, including the vesting schedule contained in the Plan.

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Mr. Mark Goldston
April 5, 1996
Page 2



     Upon commencement of your employment with the Company and for a period of 30 days thereafter, you will have the opportunity to purchase up to that number of shares of common stock of the Company that have an aggregate fair market value of $300,000. This is an investment opportunity and, unlike options, is not subject to vesting conditions.

     As an employee of the Company, you will be eligible to participate in the employee benefit plans that the Company offers to similarly situated executive officers. You can obtain a description of the benefit plans currently being offered by the Company by calling Holly Bateman at (303) 202-3416.

     It is understood that you will continue to live in California with an Einstein Bros. office there as well as commute to an office in Golden. You will operate throughout the organization and company with the full use of corporate aircraft for all your duties and travels.

     We at Einstein Bros. are extremely excited about the opportunity to have you become a part of our team. Although we are justifiably proud of what we have accomplished in such a short period of time, we are looking to you to help us build the world's leading bagel company.

     Please do not hesitate to call me if you have any questions. Welcome to our team!

                                       Very truly yours,



                                       Michael J. Beaudoin


ACCEPTED



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Mark Goldston


Dated:
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